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                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



      We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Krypton Isolation, Inc. 1997 Stock Plan and Non-Plan Stock Option Grants to Certain Individuals of our report dated January 11, 2000, with respect to the consolidated financial statements of Silicon Laboratories Inc. included in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-94853) and related Prospectus, filed with the Securities and Exchange Commission and of our report dated July 26, 2000, with respect to the financial statements of Krypton Isolation, Inc. included in the Current Report (Form 8-K/A) of Silicon Laboratories Inc., filed with the Securities and Exchange Commission.



                                                       /s/ Ernst & Young LLP


Austin, TX
September 8, 2000